                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          W.R. BERKLEY CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:......

     2)   Aggregate number of securities to which transaction applies:.........

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):..........

     4)   Proposed maximum aggregate value of transaction:.....................

     5)   Total fee paid:......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No:

     3)   Filing Party:

     4)   Date Filed:

                           W. R. BERKLEY CORPORATION
                                165 MASON STREET
                                 P.O. BOX 2518
                       GREENWICH, CONNECTICUT 06836-2518
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2000
                         ------------------------------

To The Stockholders of
W. R. BERKLEY CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of W. R. Berkley Corporation, a Delaware corporation (the "Company"), will be held at the Hyatt Regency, 1800 E. Putnam Ave., Old Greenwich, Connecticut on Tuesday, May 9, 2000 at 4:00 P.M. for the following purposes:

     (1) To elect three directors to serve until their successors are duly elected and qualify;

     (2) To ratify the appointment of KPMG LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 2000; and

     (3) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

     In accordance with the provisions of the Company's By-Laws, the Board of Directors has fixed the close of business on March 15, 2000 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                          By Order of the Board of Directors,
                                          CORNELIUS T. FINNEGAN, III
                                          Senior Vice President --
                                          General Counsel and Secretary
Dated: March 29, 2000

                           W. R. BERKLEY CORPORATION

                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2000
                         ------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of W. R. Berkley Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency, 1800 E. Putnam Ave., Old Greenwich, Connecticut on Tuesday, May 9, 2000 at 4:00 P.M. and at any adjournment thereof. The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson & Company Inc. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's Common Stock, par value $.20 per share (the "Common Stock"). The total cost of the solicitation of proxies is not expected to exceed $25,000. The Annual Report of the Company for the fiscal year ended December 31, 1999 is being mailed to all stockholders with this Proxy Statement. The approximate mailing date is March 29, 2000.

     A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive office of the Company at 165 Mason Street, Greenwich, Connecticut 06830.

     The matters to be acted upon are described in this Proxy Statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the Common Stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 15, 2000 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding on that date was 25,786,578 shares of Common Stock, and the number of shares of voting stock of the Company entitled to vote was 25,616,578 shares of Common Stock. Each such share of Common Stock is entitled to one vote. The difference between the number of shares of Common Stock outstanding and the number of shares entitled to votes is the 170,000 shares of Common Stock which were purchased in 1997 by William R. Berkley with the proceeds of a recourse promissory note secured by the shares purchased. See "Transactions with Management and Others." It should be noted that officers and directors of the Company own or control approximately 17.3% of the outstanding Common Stock. Information as to persons beneficially owning 5% or more of the Common Stock may be found under the heading "Principal Stockholders" herein.

     Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below and "FOR" the ratification of the appointment of KPMG LLP as the Company's independent certified public accountants for its fiscal year ending December 31, 2000. If a returned proxy does not specify a vote for or against a proposal, it will be voted in favor thereof.

     The election of directors and the ratification of the appointment of KPMG LLP require the affirmative vote of a majority of the shares present at the meeting to constitute the action of the stockholders.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                             ELECTION OF DIRECTORS

     As permitted by Delaware law, the Board is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires. It is the intention of the Board that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the re-election of William R. Berkley, George G. Daly and Robert B. Hodes as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2003 and until their respective successors are duly elected and qualify. As a result of the resignation of John D. Vollaro as a director effective March 1, 2000, the Board presently has one vacancy in the class of directors with a term expiring in 2001.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the three named nominees.

     The following table sets forth information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS,
                      NAME                           SINCE              AGE AND OTHER INFORMATION
                      ----                        ------------   ----------------------------------------
Nominees to Serve in Office Until 2003
William R. Berkley(1)...........................      1967       Chairman of the Board and Chief Execu-
                                                                 tive Officer of the Company since its
                                                                 formation in 1967. He also serves as
                                                                 President, a position which he has held
                                                                 since March 1, 2000 and has held at
                                                                 various times from 1967 to 1995. Mr.
                                                                 Berkley also serves as Chairman of the
                                                                 Board or director of a number of public
                                                                 and private companies. These include
                                                                 Associated Community Bancorp, Inc., a
                                                                 bank holding company, and its
                                                                 subsidiaries, The Greenwich Bank & Trust
                                                                 Company, a Connecticut chartered bank,
                                                                 and Westport National Bank, a national
                                                                 bank; Pioneer Companies, Inc., a
                                                                 chemical manufacturing and marketing
                                                                 company; Strategic Distribution, Inc.,
                                                                 an industrial products distribution and
                                                                 services company; and Interlaken
                                                                 Capital, Inc., a private investment firm
                                                                 with interests in various businesses.
                                                                 Mr. Berkley is 54 years of age.
George G. Daly..................................      1998       Dean, Stern School of Business, and Dean
                                                                 Richard R. West Professor of Business,
                                                                 New York University, for more than the
                                                                 past five years. In addition to his
                                                                 academic career, Dr. Daly served as
                                                                 Chief Economist at the U.S. Office of
                                                                 Energy Research and Development in 1974.
                                                                 Dr. Daly is 59 years of age.

Robert B. Hodes(2)..............................      1970       Counsel to the New York law firm of
                                                                 Willkie Farr & Gallagher, where prior
                                                                 thereto he had been a partner for more
                                                                 than five years. He is also a director
                                                                 of Globalstar Telecommunications, Ltd.;
                                                                 K&F Industries, Inc.; LCH Investments
                                                                 N.V.; Loral Space & Communications,
                                                                 Ltd.; Mueller Industries, Inc.; and Re-
                                                                 structured Capital Holdings, Ltd. Mr.
                                                                 Hodes is 74 years of age.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS,
                      NAME                           SINCE              AGE AND OTHER INFORMATION
                      ----                        ------------   ----------------------------------------
Directors to Continue in Office Until 2001
Henry Kaufman(3)................................      1994       President of Henry Kaufman & Co., Inc.,
                                                                 an investment, economic and financial
                                                                 consulting company, since its establish-
                                                                 ment in 1988. Dr. Kaufman serves as
                                                                 Chairman of the Board of Overseers,
                                                                 Stern School of Business of New York
                                                                 University; Chairman of the Board of
                                                                 Trustees, Institute of International
                                                                 Education; Member of the Board of Direc-
                                                                 tors, Federal Home Loan Mortgage
                                                                 Corporation; Member of the Board of
                                                                 Directors, Lehman Brothers Holdings
                                                                 Inc.; Member of the Board of Directors,
                                                                 The Statue of Liberty-Ellis Island Foun-
                                                                 dation, Inc.; Member of the Board of
                                                                 Trustees, New York University; Member of
                                                                 the Board of Trustees, The Animal
                                                                 Medical Center; Treasurer (and former
                                                                 Trustee), The Economic Club of New York;
                                                                 Member of the Board of Trustees, Whitney
                                                                 Museum of American Art; Member of the
                                                                 International Capital Markets Advisory
                                                                 Committee of the Federal Reserve Bank of
                                                                 New York; Member of the Advisory
                                                                 Committee to the Investment Committee,
                                                                 International Monetary Fund Staff
                                                                 Retirement Plan; and Member of the Board
                                                                 of Governors, Tel-Aviv University. Dr.
                                                                 Kaufman is 72 years of age.

Martin Stone(2)(3)(4)...........................      1990       Chairman of Professional Sports, Inc.
                                                                 (the Tucson Sidewinders AAA baseball
                                                                 team) and Chairman of Adirondack Cor-
                                                                 poration, all for more than the past
                                                                 five years. Mr. Stone is also a director
                                                                 of Canyon Ranch, Inc. and a Member of
                                                                 the Advisory Board of Yosemite National
                                                                 Park. Mr. Stone is 71 years of age.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS,
                      NAME                           SINCE              AGE AND OTHER INFORMATION
                      ----                        ------------   ----------------------------------------
Directors to Continue in Office Until 2002
Richard G. Merrill(3)...........................      1994       Executive Vice President of Prudential
                                                                 Insurance Company of America from Au-
                                                                 gust 1987 to March 1991 when he re-
                                                                 tired. Prior thereto, Mr. Merrill served
                                                                 as Chairman and President of Prudential
                                                                 Asset Management Company since 1985. Mr.
                                                                 Merrill is also a director of Sysco
                                                                 Corp. Mr. Merrill is 69 years of age.

Jack H. Nusbaum(1)(4)...........................      1967       Chairman of the New York law firm of
                                                                 Willkie Farr & Gallagher, where he has
                                                                 been a partner for more than the last
                                                                 five years. He is also a director of
                                                                 Neuberger Berman Inc.; Pioneer
                                                                 Companies, Inc.; Prime Hospitality
                                                                 Corp.; Strategic Distribution, Inc.; and
                                                                 The Topps Company, Inc. Mr. Nusbaum is
                                                                 59 years of age.

Mark L. Shapiro(2)(4)...........................      1974       Since September 1998, Mr. Shapiro has
                                                                 been a private investor. From July 1997
                                                                 through August 1998, Mr. Shapiro was a
                                                                 Senior Consultant to the Export-Import
                                                                 Bank of the United States. For more than
                                                                 five years prior thereto, he was a
                                                                 Managing Director in the investment
                                                                 banking firm of Schroder & Co. Inc. Mr.
                                                                 Shapiro is 55 years of age.

------------------------------
(1) Member of Executive Committee.

(2) Member of Audit Committee.

(3) Member of Compensation and Stock Option Committee.

(4) Member of Business Ethics Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

     During 1999, the Board had four standing committees: the Executive Committee, the Audit Committee, the Compensation and Stock Option Committee and the Business Ethics Committee. Nominees for directors are selected by the Board rather than by any committee of the Board. The Board met four times and held one telephone meeting during 1999. No director attended fewer than 75% of the total number of meetings of the Board and all committees on which he served.

     The Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. The Committee is composed of Messrs. Berkley and Nusbaum. No action was taken by the Committee during 1999.

     The Audit Committee, which during 1999 was composed of Messrs. Hodes, Shapiro and Stone, assists the Board in fulfilling its responsibility relating to the Company's accounting and reporting practices and the quality and integrity of its financial reports; advises the Board as to the selection of the Company's independent public accountants; monitors their performance and reviews matters relative to their independence; reviews the annual financial statements and reports submitted by such accountants; and reviews the internal audit function and consults with the independent accountants with regard to the adequacy of internal controls. During 1999, the Committee met twice and held one telephone meeting.

     The Compensation and Stock Option Committee, which during 1999 was composed of Messrs. Kaufman, Merrill and Stone, reviews management compensation standards and practices and makes such recommendations to the Board as it deems appropriate. The Committee also administers the First Amended and Restated W.R. Berkley Corporation 1992 Stock Option Plan (the "Stock Option Plan"). During 1999, the Committee met four times and held two telephone meetings.

     The Business Ethics Committee, which during 1999 was composed of Messrs. Nusbaum, Shapiro and Stone, administers the Company-wide Business Ethics program. During 1999, the Committee held one meeting.

                             DIRECTOR COMPENSATION

     For 1999, each director received a quarterly retainer of $6,000 and a fee of $1,500 for each Board meeting attended. In addition, on May 11, 1999, pursuant to the Company's 1997 Directors Stock Plan, each director received 250 shares of Common Stock. The number of shares to be granted to each director under such Plan for each year after 1999 shall be determined by dividing $7,500 by the closing price of the Common Stock on the trading day preceding the date of the Annual Meeting of Stockholders for the year in which the grant is made. For 1999, the annual retainer, the fees and the fair market value of such shares of Common Stock on the date of grant are included in the Summary Compensation Table for William R. Berkley and John D. Vollaro. These shares of Common Stock are also included in the tables under "Principal Stockholders."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 15, 2000 those persons known by the Company to be the beneficial owners of more than 5% of the Common Stock:

                                                   AMOUNT AND NATURE          PERCENT
  NAME AND ADDRESS OF BENEFICIAL OWNER          OF BENEFICIAL OWNERSHIP       OF CLASS
-----------------------------------------       -----------------------       --------
William R. Berkley                                     4,013,223(1)            15.6%
165 Mason Street
Greenwich, CT 06830
Franklin Resources, Inc.                               4,576,150(2)            17.9%(4)
777 Mariners Island Blvd.
San Mateo, CA 94404
The Prudential Insurance Company of
  America                                              1,510,175(3)             5.9%(4)
751 Broad Street
Newark, NJ 07102

------------------------------
(1) Includes 12,583 shares of Common Stock held by Mr. Berkley's wife, as to which shares he disclaims beneficial ownership, 3,401 shares held in several accounts for his children as to which Mr. Berkley is a custodian and 65,000 shares which are subject to currently exercisable stock options. Also includes 170,000 shares of Common Stock which were purchased by Mr. Berkley with the proceeds of a recourse promissory note secured by the shares purchased. See "Transactions with Management and Others."

(2) Information obtained from a Schedule 13G, dated January 12, 2000, filed with the Securities and Exchange Commission on behalf of Franklin Resources, Inc. The Schedule 13G reported ownership of 4,576,150 shares of Common Stock then outstanding. The Schedule 13G reported that Templeton Global Advisors Limited has sole voting power over 4,574,050 shares and sole dispositive power over 4,576,150 shares.

(3) Information obtained from a Schedule 13G, dated January 31, 2000, filed with the Securities and Exchange Commission on behalf of The Prudential Insurance Company of America. The Schedule 13G reported ownership of 1,510,175 shares of Common Stock then outstanding. The Schedule 13G reported that The Prudential Insurance Company of America has sole voting power over 1,286,925 shares, shared voting power over 223,250 shares, sole dispositive power over 1,286,925 shares and shared dispositive power over 223,250 shares.

(4) The percent of class shown was based on the shares of Common Stock reported on the respective Schedules 13G and the total number of shares outstanding as of December 31, 1999. The difference in the total number of shares outstanding on December 31, 1999 and March 15, 2000 does not materially affect the percentage of ownership of the class.

     The following table sets forth information as of March 15, 2000 regarding ownership by all directors and executive officers of the Company, as a group, and each director and each executive officer named in the Summary Compensation Table, individually, of the Common Stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

                                      AMOUNT AND NATURE                PERCENT
NAME OF BENEFICIAL OWNER          OF BENEFICIAL OWNERSHIP(1)          OF CLASS
-------------------------       ------------------------------       -----------
All directors and
  executive officers as a
  group                         4,464,231(1)(2)(3)(4)(5)(6)(7)          17.3%
William R. Berkley              4,013,223(1)(2)                         15.6%
George G. Daly                      1,250                                   *
Cornelius T. Finnegan,
  III                                  --                                  --
Robert B. Hodes                    30,400                                   *
Henry Kaufman                      30,550(3)                                *
Richard G. Merrill                 10,050(4)                                *
Jack H. Nusbaum                    17,066(5)                                *
Mark L. Shapiro                     2,968                                   *
James G. Shiel                     26,000(2)                                *
Martin Stone                       16,615(6)                                *
Edward A. Thomas                   55,037(2)                                *
John D. Vollaro                    62,750(2)(8)                             *

------------------------------
 *  less than 1%
(1) Includes 12,583 shares of Common Stock held by Mr. Berkley's wife, as to which shares he disclaims beneficial ownership, 3,401 shares held in several accounts for his children as to which Mr. Berkley is a custodian and 65,000 shares which are subject to currently exercisable stock options. Also includes 170,000 shares of Common Stock which were purchased by Mr. Berkley with the proceeds of a recourse promissory note secured by the shares purchased. See "Transactions with Management and Others."

(2) The amounts shown for Messrs. Berkley, Shiel, Thomas and Vollaro include 65,000, 23,750, 45,875 and 62,500 shares of Common Stock, respectively, which are subject to currently exercisable stock options.

(3) The amount shown for Dr. Kaufman includes 30,000 shares of Common Stock held by Kaufman Family, LLC.

(4) The amount shown for Mr. Merrill includes 9,500 shares of Common Stock held in a family trust with Mr. Merrill and his spouse as trustees.

(5) The amount shown for Mr. Nusbaum includes 6,000 shares of Common Stock held in several trusts as to which Mr. Nusbaum is a co-trustee with United States Trust Company of New York and as to which he shares voting and investment power with United States Trust Company of New York.

(6) The amount shown for Mr. Stone includes 90 shares of Common Stock held in an individual retirement account and 975 shares held in two trusts with his spouse as custodian.

(7) The amounts shown for all directors and executive officers as a group include an aggregate of 303,326 shares of Common Stock which are subject to currently exercisable stock options held by executive officers of the Company and an aggregate of 16,725 shares of Common Stock which are held by executive officers under the Company's Profit Sharing Plan.

(8) Mr. Vollaro resigned as a director and officer of the Company as of March 1, 2000.

     The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company's outstanding voting securities (5% in the State of Florida) without obtaining prior regulatory approval.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 1999, the Company engaged in a transaction with a company controlled by its Chairman of the Board, William R. Berkley. In this transaction, fees received by the Company consisted of $79,279 for rent and other services.

     During 1997, the Company loaned William R. Berkley $3,496,050, an amount equal to the aggregate exercise price of 170,000 shares of Common Stock purchased by Mr. Berkley pursuant to the Stock Option Plan and one or more predecessor plans. The loan is represented by a recourse promissory note which is secured by the 170,000 shares of Common Stock, matures on December 29, 2002 and bears interest at the minimum rate which can be charged without causing the loan to be treated as a "below market loan" for purposes of Section 7872 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the terms of such plans, Mr. Berkley will have the right to exercise voting rights with respect to the purchased shares at such time as the purchase price therefor is paid, and cash dividends on such shares will be payable based on the percentage of the purchase price received thereon by the Company. As of the date hereof, the full amount of the loan, together with accrued interest thereon, is outstanding.

     The Company believes that, in each of the transactions with management and others described above, the amounts paid or received by the Company were comparable to those that would have been paid to or received from an unaffiliated party in an arm's-length transaction.

     Robert B. Hodes and Jack H. Nusbaum, both directors of the Company, are Counsel to and Chairman of, respectively, Willkie Farr & Gallagher, outside counsel to the Company.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     CEO COMPENSATION. The Compensation and Stock Option Committee follows a compensation philosophy under which a significant determinant is the financial performance of the Company, together with achievement of non-financial corporate objectives and individual performance. The Compensation and Stock Option Committee believes that this approach should incentivize the Chief Executive Officer (the "CEO") and other management personnel to focus on meeting both financial and non-financial goals that in turn should enhance stockholder value. The CEO's compensation is set based on the Committee's general evaluation of these factors and the CEO's individual performance.

     The Committee has retained the firm of Ross Consulting Group LLC ("Ross") to provide advice with respect to executive compensation. Ross advised the Committee with respect to the plans referred to below and with respect to the compensation of the CEO and the President and Chief Operating Officer for 1999.

     At its meeting on March 9, 1999, the Committee determined that the CEO's salary for 1999 should be increased from $850,000 to $890,000.

     For purposes of setting incentive compensation for the CEO, the Committee has determined that the Company consider the limitations on tax deductibility imposed under Section 162(m) of the Code. Section 162(m) limits deductions for compensation in excess of $1 million per year paid by a public corporation to certain of its executives unless certain criteria are met. In order to meet the criteria, the Committee has determined that, subject to the matters discussed below, the CEO's incentive compensation should be structured to qualify as "performance-based compensation," which is exempt from the deduction limits. In general, this rule requires that the CEO's incentive compensation be based on attainment of one or more objective performance goals and that the Company's stockholders approve both the performance goals and the amount that can be earned. For these reasons, the CEO's incentive compensation is payable and/or granted under the Company's Long-Term Incentive Compensation Plan, Annual Incentive Plan for Senior Executives and Stock Option Plan, each of which was approved or, in the case of the Stock Option Plan, amended, by stockholders at the Company's 1997 Annual Meeting and is designed so that compensation payable thereunder, or attributable to the exercise of options, will be exempt from the deduction limits.

     For 1999, the objective measure (which is based upon the Company's annual net income available for common stockholders) for determining the CEO's incentive compensation under the Annual Incentive Plan was not met, with the result that no incentive compensation was paid to him under the Plan.

     COMPENSATION OF EXECUTIVE OFFICERS GENERALLY. The Committee believes that it continues to be important to use incentive compensation to enable the Company to attract and reward executives who contribute to the Company's long-term success by demonstrated, sustained performance. To this end, the Company relies on cash and individual bonus awards and on equity-based compensation through the Stock Option Plan. The Company may also award equity-based compensation through the Long-Term Incentive Compensation Plan. The Company has not entered into employment agreements with any of its officers (although the Company has entered into certain agreements regarding compensation as described under "Compensation Agreements with Executive Officers").

     The Committee determined base salary for the Company's President and Chief Operating Officer for 1999 by evaluating the responsibilities of the position held, the individual's past experience, current performance and the competitive marketplace for executive talent. Because the Company did not meet the performance measure under the Annual Incentive Plan for 1999, as applicable to the President and Chief Operating Officer, no incentive compensation was paid to him under the Plan. Pursuant to an agreement dated as of January 24, 2000, the President and Chief Operating Officer resigned such positions effective as of March 1, 2000, and certain payments are being made to him in 2000 and thereafter pursuant to such agreement as described under "Compensation Agreements with Executive Officers."

     In approving base compensation with respect to executive officers other than the CEO and the President and Chief Operating Officer, the Committee considered the Company's performance and past pay levels and the recommendations of the CEO with respect to such compensation. Incentive compensation for such executive officers for 1999 was established by the CEO and reviewed with the Committee.

     LONG-TERM INCENTIVE COMPENSATION PLAN. No awards were made for 1999 under the Long-Term Incentive Compensation Plan.

     STOCK OPTION GRANTS. It has been the Company's practice to grant stock options every other year, although the Committee may also grant options from time to time in its discretion, and the Company may change such practice if it determines a change to be in its best interests. Under the Stock Option Plan, options may be granted to the CEO and to other executives based on an evaluation of each individual's ability to influence the Company's long-term growth and profitability. The Committee also considers a recipient's annual salary. No options were granted during 1999 to the CEO or the President and Chief Operating Officer.

                                          Compensation and Stock Option
                                          Committee

                                          Henry Kaufman
                                          Richard G. Merrill
                                          Martin Stone

March 22, 2000

     The above report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             EXECUTIVE COMPENSATION

     The following table sets forth all the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chairman of the Board and Chief Executive Officer of the Company and the four other highest paid executive officers of the Company whose earnings exceeded $100,000 in salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                           ANNUAL COMPENSATION            ------------
                                                   -----------------------------------       AWARDS
                                                                                OTHER     ------------
                                                                               ANNUAL      SECURITIES
                                                                               COMPEN-     UNDERLYING      ALL OTHER
                                                   SALARY           BONUS      SATION       OPTIONS       COMPENSATION
      NAME AND PRINCIPAL POSITION          YEAR      ($)             ($)         ($)       GRANTED(#)         ($)
---------------------------------------    ----    -------        ---------    -------    ------------    ------------
William R. Berkley.....................    1999    920,000(1)            --    279,443(2)        --           97,493(3)
  Chairman of the Board and                1998    880,000(1)       100,000    256,015(4)    60,000          109,058
  Chief Executive Officer                  1997    880,000(1)     3,009,000    284,567(5)   750,000          103,164
John D. Vollaro(6).....................    1999    630,000(1)            --     20,537(7)        --        2,722,238(3)(8)
  President and                            1998    605,000(1)        50,400         --       30,000          185,894
  Chief Operating Officer                  1997    580,000(1)     1,298,350         --      225,000           78,406
Cornelius T. Finnegan, III(9)..........    1999    334,583          100,000         --       17,500           11,257(3)
  Senior Vice President --
  General Counsel and Secretary
James G. Shiel.........................    1999    320,000          110,000         --           --           45,860(3)
  Senior Vice President --                 1998    290,000          135,000         --       17,500           44,016
  Investments                              1997    265,000          115,200         --        6,750           36,506
Edward A. Thomas.......................    1999    340,000           76,500         --           --           22,502(3)
  Senior Vice President --                 1998    325,000          146,250         --       17,500           28,049
  Specialty Operations                     1997    300,000          140,550         --           --           26,723

------------------------------
(1) For Messrs. Berkley and Vollaro, these amounts include director fees of $30,000 each.

(2) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $79,443 represents personal use of Company and chartered aircraft.

(3) For Messrs. Berkley, Vollaro, Finnegan, Shiel and Thomas, these amounts include contributions to the Profit Sharing Plan of $8,000 each, Benefit Replacement Plan contributions of $36,508, $22,005, $1,827, $8,006 and $9,003, respectively, and premiums for term life insurance of $1,560, $1,560, $1,430, $1,498 and $1,560, respectively. For Messers. Berkley, Vollaro, Shiel and Thomas, these amounts include interest on deferred compensation of $44,675, $163,923, $28,536 and $3,939, respectively. For Messrs. Berkley and Vollaro, these amounts include $6,750, representing the value of 250 shares of Common Stock awarded to directors.

(4) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $56,015 represents personal use of Company and chartered aircraft.

(5) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $84,567 represents personal use of Company and chartered aircraft.

(6) Mr. Vollaro resigned as a director and officer of the Company as of March 1, 2000. See "Compensation Agreements with Executive Officers."

(7) This amount represents personal use of Company and chartered aircraft.

(8) This amount includes payments made pursuant to an agreement between Mr. Vollaro and the Company, entered into in connection with Mr. Vollaro's resignation as an officer of the Company, as follows: (i) annual compensation at the rate of $620,000 per year for the period commencing on March 1, 2000 and terminating on February 28, 2001 and at the rate of $650,000 per year for the period commencing on March 1, 2001 and terminating on February 28, 2003 and (ii) additional payments of $300,000 on January 1, 2001 and $300,000 on January 1, 2002. See "Compensation Agreements with Executive Officers".

(9) Mr. Finnegan's employment and term as an officer commenced on February 1, 1999. See "Compensation Agreements with Executive Officers."

     The following table shows for the fiscal year ended December 31, 1999 the number of stock options granted by the Compensation and Stock Option Committee to the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                 -------------------------------
                                   NUMBER OF        PERCENT OF
                                  SECURITIES      TOTAL OPTIONS
                                  UNDERLYING         GRANTED                                  GRANT DATE
                                    OPTIONS        TO EMPLOYEES     EXERCISE    EXPIRATION     PRESENT
  NAME AND PRINCIPAL POSITION    GRANTED(#)(1)    IN FISCAL YEAR     PRICE         DATE         VALUE
-------------------------------  -------------    --------------    --------    ----------    ----------
William R. Berkley                       --              --              --           --             --
  Chairman of the Board and
  Chief Executive Officer
John D. Vollaro                          --              --              --           --             --
  President and
  Chief Operating Officer(2)
Cornelius T. Finnegan, III           17,500(3)        25.5%         $26.125       3/9/09       $151,606(4)
  Senior Vice President --
  General Counsel and Secretary
James G. Shiel                           --              --              --           --             --
  Senior Vice President --
  Investments
Edward A. Thomas                         --              --              --           --             --
  Senior Vice President --
  Specialty Operations

------------------------------
(1) The Company does not have a Stock Appreciation Rights Plan ("SAR").

(2) Mr. Vollaro resigned as a director and officer of the Company as of March 1, 2000. See "Compensation Agreements with Executive Officers."

(3) These options were granted on March 9, 1999 and become exercisable in installments with one-fourth exercisable on March 9, 2002, an additional one-fourth on March 9, 2003, an additional one-fourth on March 9, 2004 and the remaining one-fourth on March 9, 2005.

(4) This estimate of value was developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission and is not intended to predict future prices of the Common Stock. The estimate was developed using the Black-Scholes option pricing model incorporating the following assumptions: volatility of 20% and dividend yield of 1%, both based on the historical averages for the underlying Common Stock; risk-free rate of return of 5.4% based on a 7.5 year zero coupon rate; and time of exercise of 7.5 years, being the expected duration of the option.

     The following table shows for the fiscal year ended December 31, 1999 the number of stock option grants which were exercised during 1999 and the number and value of unexercised options for the executive officers named in the Summary Compensation Table.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING      VALUE OF UNEXERCISED IN
                                                             UNEXERCISED             THE MONEY
                                                              OPTIONS AT            OPTIONS AT
                                 SHARES                    FISCAL YEAR-END        FISCAL YEAR-END
                                ACQUIRED                     12/31/99(#)            12/31/99($)
                                   ON           VALUE        EXERCISABLE/          EXERCISABLE/
 NAME AND PRINCIPAL POSITION   EXERCISE(#)   REALIZED($)    UNEXERCISABLE          UNEXERCISABLE
-----------------------------  -----------   -----------   ----------------   -----------------------
William R. Berkley                    --             --         65,000/                    --/
  Chairman of the Board and                                    860,000                     --
  Chief Executive Officer
John D. Vollaro                       --             --         62,500/                    --/
  President and                                                305,000                     --
  Chief Operating Officer
Cornelius T. Finnegan, III            --             --             --/                    --/
  Senior Vice President --                                      17,500                     --
  General Counsel and
  Secretary
James G. Shiel                        --             --         21,500/               $17,453/
  Senior Vice President --                                      29,750                     --
  Investments
Edward A. Thomas                      --             --         45,875/                33,542/
  Senior Vice President --                                      27,500                     --
  Specialty Operations

                COMPENSATION AGREEMENTS WITH EXECUTIVE OFFICERS

     On January 24, 2000, the Company entered into an agreement with John D. Vollaro, who at the time was the Company's President and Chief Operating Officer, relating to Mr. Vollaro's resignation as an officer of the Company effective as of March 1, 2000.

     The agreement provides for payments to Mr. Vollaro as follows: (i) annual compensation at the rate of $620,000 per year for the period commencing on March 1, 2000 and terminating on February 28, 2001 and at the rate of $650,000 per year for the period commencing on March 1, 2001 and terminating on February 28, 2003 and (ii) additional payments of $300,000 on January 1, 2001 and $300,000 on January 1, 2002, provided that Mr. Vollaro will not be entitled to such payment on

January 1, 2002 if, prior to such date, he has commenced other employment (which shall include any services as an employee, independent contractor, consultant or advisor other than certain limited consulting services specified in the agreement).

     Under the agreement, the Company will provide Mr. Vollaro with (i) continued medical, term life insurance and long-term disability benefits equivalent to that (and at the same cost basis to him) provided for other employees, or will reimburse Mr. Vollaro for the cost of comparable coverage, for the period from March 1, 2000 until the earlier of March 1, 2003 or the date on which Mr. Vollaro commences other employment and (ii) a temporary office for use by Mr. Vollaro until the earlier of January 24, 2001 or the date on which he commences other employment. The agreement also provides that Mr. Vollaro's options to purchase shares of Common Stock under the Stock Option Plan will continue in effect until the earlier of March 1, 2003 or the date on which Mr. Vollaro commences other employment. In the agreement, Mr. Vollaro agreed that he will not be entitled to any benefits under the Company's Annual Incentive Compensation Plan, Long-Term Incentive Compensation Plan or, except for amounts previously accrued and earnings thereon, Profit Sharing Plan.

     In connection with the agreement, Mr. Vollaro executed a general release in favor of the Company, and the Company released Mr. Vollaro from certain obligations. The agreement requires Mr. Vollaro to refrain from disclosing any confidential information of the Company. In addition, Mr. Vollaro may not solicit, induce or knowingly hire or cause, or recommend to, any entity with which Mr. Vollaro is affiliated to solicit, induce or hire, or to make such entity aware of the qualifications of, any key employee employed (or formerly employed within six months prior to the date of solicitation, inducement or hiring) by the Company during the period beginning on January 24, 2000 and ending six months from the date the Company makes the final payment referred to in item (i) of the second preceding paragraph. The agreement contains certain provisions in the event these covenants are breached.

     In connection with the employment by the Company of Cornelius T. Finnegan, III, Senior Vice President -- General Counsel and Secretary of the Company, the Company and Mr. Finnegan entered into an agreement providing for a 1999 base salary for Mr. Finnegan of $365,000 and a minimum guaranteed bonus of $100,000 for each of 1999 and 2000. The agreement also provides that, upon a change in control of the Company, Mr. Finnegan would be paid an amount equal to two times his annual compensation, including bonus, and would be provided continued medical coverage and life insurance benefits for a period of two years. Under the agreement, a change in control would occur if a third party acquired a majority of the Company's stock or assets, William R. Berkley ceased to be Chief Executive Officer of the Company or more than half of the Company's directors were no longer serving as such (other than as a result of changes in the composition of the Board in the normal course).

                        COMPANY STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's (S&P) 500 Index and a Peer Group over the same period (assuming the investment of $100 in each category on December 31, 1994 and the reinvestment of all dividends).
[Cumulative Total Return Performance Graph]

                                                   W.R. BERKLEY CORP.              S&P 500(R)             PEER GROUP (9 STOCKS)
                                                   ------------------              ----------             ---------------------
Dec-94                                                   100.00                      100.00                      100.00
Dec-95                                                   145.00                      138.00                      134.00
Dec-96                                                   138.00                      169.00                      153.00
Dec-97                                                   182.00                      226.00                      235.00
Dec-98                                                   143.00                      290.00                      227.00
Dec-99                                                    89.00                      351.00                      167.00

             The Peer Group includes the following nine companies:

  The Chubb Corporation, Cincinnati Financial Corp., Frontier Insurance Group
                                Inc., HSB Group
 Inc. (formerly known as Hartford Steam Boiler Inspection & Insurance Company),
   The Ohio Casualty Corporation, The Progressive Corporation, Reliance Group
                                Holdings, Inc.,
              SAFECO Corporation and The St. Paul Companies, Inc.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG LLP has been appointed by the Board as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2000. The appointment of this firm was recommended to the Board by the Audit Committee. The Board is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board will reconsider its action and will appoint auditors for the 2000 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

     It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the fiscal year ended December 31, 1999.

                  STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP
                  AND OTHER PROPOSALS FOR 2001 ANNUAL MEETING

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 9, 2000 will be held on or about May 8, 2001. The Company's By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting of Stockholders, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting of Stockholders to be held in 2001 no earlier than February 8, 2001 and no later than March 10, 2001. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

     Since the Company did not receive timely notice of any stockholder proposal for the 2000 Annual Meeting, it will have discretionary authority to vote on any stockholder proposals presented at such meeting.

     In addition to the foregoing, and in accordance with the rules of the Securities and Exchange Commission, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2001, such proposal must be received by the Secretary of the Company by November 29, 2000 in the form required under and subject to the other requirements of the applicable rules of the Securities and Exchange Commission. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING. REQUESTS FOR COPIES OF THIS REPORT SHOULD BE DIRECTED TO THE SECRETARY, W.R. BERKLEY CORPORATION, 165 MASON STREET, P.O. BOX 2518, GREENWICH, CONNECTICUT 06836-2518.

                                          By Order of the Board of Directors,

                                          WILLIAM R. BERKLEY
                                          Chairman of the Board and
                                          President

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                                              Please mark
                                                              your vote as
                                                              indicated in
                                                              this example.  [X]



                                              FOR                    WITHHOLD
                                      all nominees listed           AUTHORITY
                                    (except as marked to the     to vote for all
1. ELECTION OF DIRECTORS:            contrary on the left)       nominees listed
William R. Berkley, George G. Daly
and Robert B. Hodes                           [  ]                     [  ]

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below

---------------------------------------------------


                                                          FOR  AGAINST  ABSTAIN
2. To ratify the appointment of KPMG LLP as independent   [ ]    [ ]      [ ]
   certified public accountants for the company for the fiscal year ending December 31, 2000.

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the
2000 Annual Meeting and the Annual Report for the fiscal year ended December 31, 1999.

          DATE, VOTE, SIGN AND MAIL PROMPTLY IN
                THE ENCLOSED ENVELOPE.


Signature(s)                                 Dated:             , 2000
             -------------------------------        ------------

Please sign your name or names exactly as printed opposite. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Joint owners should each sign. DATE, VOTE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
                             -FOLD AND DETACH HERE-

PROXY



                            W.R. BERKLEY CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of W.R. BERKLEY CORPORATION hereby appoints CORNELIUS T. FINNEGAN, III and EDWARD A. THOMAS, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Regency, 1800 E. Putnam Ave, Old Greenwich, Connecticut on May 9, 2000, and at any adjournment of such meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)




--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE